SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              DIAGNON CORPORATION
               (Exact name of registrant as specified in charter)

      State of Delaware                                  13-3078199
(State of incorporation or organization)    (I.R.S. Employee Identification No.)

9600 Medical Center Drive, Rockville, Maryland                     20850
   (Address of principal executive offices)                      (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered

     Common Shares $.01 Par Value                The Chicago Stock Exchange
---------------------------------             -----------------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [X].

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ].

         Securities Act registration file number to which this form relates:
0-13281 (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The securities to be registered consist of the Common Stock (par value One Cent ($0.01)) of Diagnon Corporation (the "Corporation"). Each share of Common Stock (par value One Cent ($0.01)) issued and outstanding shall be identical in all respects one with the other. No dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock (par value One Cent ($0.01)) outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of any Preferred Stock and any other class of Capital Stock or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefore, and (ii) in the event of any distribution of assets upon liquidation, dissolution, or winding up of the Corporation, receive ratably and equally all the assets and funds of the entitled to be received upon such liquidation, dissolution or winding up of the Corporation.

         There are no specific provisions granting the holders of Common Stock any conversion rights, nor are there any sinking fund provisions, pre-emption rights, or liability for further calls or to assessment by the Corporation and for liabilities of the Corporation imposed on its stockholders under state statutes (e.g., to laborers, servants, or employees of the Corporation). The issued and outstanding shares of the Corporation are fully paid, and validly issued. There are no restrictions on alienability of the Securities to be registered, except with respect to stock held by Affiliates as such term is defined in the Securities Act of 1933.

         Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote as permitted by the laws of the State of Delaware. In general, a quorum for a meeting of Stockholders consists of the holders of a majority of the shares of Common Stock, and a vote of the majority of the shares at a meeting at which a quorum is present is required for shareholder action.

         As of October 22, 1997, the authorized capital stock of the Corporation consisted of 25,000,000 shares of Common Stock, par value One Cent ($0.01) per share, and 325,000 shares of Preferred Stock, par value One Dollar ($1.00) per share. As of such date there 5,398,244 shares of Common Stock outstanding and 0 shares of Preferred Stock outstanding (all such shares of Preferred Stock having been converted to Common Stock). The Corporation is effecting a reverse split of the shares of the Corporation's Common Stock, in which each six (6) shares of the Corporation's Common Stock (par value One Cent ($0.01) per share) shall become one (1) share of Common Stock (par value One Cent ($0.01) per share), effective at the close of business on the date of the filing and recording of the Second Restated Certificate of Incorporation in the Office of Secretary of State of Delaware, estimated to be on or about October 23, 1997. Upon such effectiveness, all certificates of shares of Common Stock (par value One Cent ($0.01) per share) which are then issued and outstanding shall thereupon and thereafter be deemed to be a certificate for 1/6th the number of shares of Common Stock respectively (par value One Cent ($0.01) per share); and each holder of record of said certificates at the close of business on such effective date shall be entitled to receive certificates representing one (1) share of Common Stock (par value of One Cent ($0.01) per share) for each six (6) outstanding shares of Common Stock (par value One Cent ($0.01) per share) held by such holder of record, provided that no fractional shares shall be issued, and in lieu thereof each record holder of less than six (6) shares of Common Stock (par value One Cent ($0.01) per share) shall receive for each such share the mean between the bid and asked price per share of such Common Stock as reported by Koonce Securities on October 22, 1997, and each holder of record of a number of shares of Common Stock (par value One Cent ($0.01) per share) not divisible by six (6) shall receive, for each such share in excess of highest number of such shares divisible by six (6), the mean between the bid and the asked price per share of such Common Stock as reported by Koonce Securities on October 22, 1997. Upon the effectiveness of such reverse split, the outstanding Common Stock of the Corporation will be approximately 899,707.

         The rights of the holders of Common Stock may be modified otherwise than by a vote of a majority or more of the shares outstanding , voting as a class, by virtue of the power of the Board of Directors to issue Preferred Stock without the approval of the holders of Common Stock upon terms and conditions determined by the Board of Directors in the resolution issuing such Preferred Stock. Thus, such Preferred Stock may affect the rights of holders of Common Stock through, for example, liquidation preferences, dividend preferences, and conversion privileges.

         The transfer agent and registrar for the Corporation's capital stock is Chase Mellon Shareholder Services, LLC.

         The Chicago Stock Exchange ("CHX") has approved the Corporation's Common Stock for listing subject to:

         1. approval and effectiveness of the one-for-six reverse split described above;

         2. effectiveness of registration under the Securities Exchange Act of 1934; and

         3. confirmation by the CHX that, based on the information available at the time of the reverse split, the Corporation continues to meet all CHX Tier II listing requirements, which the CHX acknowledged that, based on a review of the Corporation's report on Form 10-QSB for the period ended August 31, 1997, the Corporation meets; however, the CHX reserves the right to withhold the listing if the anticipated price of the Corporation's Common Stock after the approval of the reverse split and before commencement of trading on the CHX is below One Dollar ($1.00) per share.

ITEM 2.           EXHIBITS.

         1.       1997 Annual Report of Diagnon Corporation

         2. October 14, 1997, Quarterly Report of Diagnon Corporation, the last such report issued since August, 1997, the date the last Annual Report of Diagnon Corporation was filed.

         3. Diagnon Corporation's Definitive Proxy Statement, filed October 6, 1997.

         4. Diagnon Corporation's Charter (as amended pursuant to the vote of stockholders at the Annual Meeting on October 22,
                  1997) and Bylaws

         5. Specimen Stock certificate representing shares of Common Stock of Diagnon Corporation.

         6. Diagnon Corporation typically submits the annual report filed pursuant to Section 13 or 15(d) of the Act to its stockholders with an accompanying letter from the Chairman of the Board of Directors of Diagnon Corporation. The 1997 letter from the Chairman of the Board of Directors to stockholders is attached.


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                  Diagnon Corporation


                  _______________________________
                  BY:      John C. Landon
                           Chairman of the Board
                           President and Director

                  Dated:
                         ________________________